Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Stephen Willard (“Executive”) effective as of July 12, 2022 (the “Effective Date”).

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Executive as its Chief Executive Officer and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment by the Company as the Company’s Chief Executive Officer on the terms and conditions set forth in this Agreement. Executive’s primary workplace, as assigned by the Company and per the requirements of the Company, shall be his home in Chevy Chase, Maryland, and Executive may conduct business from home, including confidential tele/videoconferences and safekeeping of confidential documents. Executive confirms that he is able to do so and that the Company is not liable for any expenses for the maintenance of such home office. Executive is also solely responsible for compliance with local ordinances and payment of any fees that may arise from home office-based work. Executive acknowledges and agrees that he shall be required to travel for work, as reasonably required by the Company.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of two (2) years commencing on the Effective Date and shall be automatically extended thereafter for successive terms of one (1) year each, unless Company provides Executive with notice of non-renewal at least ninety (90) days prior to the expiration of such term or unless Executive’s employment with the Company is terminated in accordance with the provisions of Section 5 hereof. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a)	During the term hereof, Executive shall serve the Company as its Chief Executive Officer reporting to the Board of Directors (“Board”) of the Company.

(b)	During the term hereof, Executive shall be employed by the Company on a full-time basis and shall perform the duties of his position and such other duties on behalf of the Company, reasonably consistent with his position, as may be designated from time to time by the Company’s Board.

(c)	During the term hereof, Executive shall devote his commercially reasonable full-time efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity that is in conflict to, or competitive with, the Company or its business or with Executive’s duties and responsibilities hereunder.

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(d)	Executive will be appointed to the Board to fill one of the vacant seats on the Board within thirty (30) days following the Effective Date.

(e)	During the term hereof, the Company shall provide Executive with the same indemnification rights and liability insurance coverage that it provides to other officers and directors of the Company.

(f)	If requested by the Company, during the term hereof, Executive shall serve as a director, manager or officer of the Company and any of its affiliates for no additional compensation.

4. Compensation and Benefits. As compensation for all services performed by Executive under and during the term hereof and subject to performance of Executive’s duties and of the obligations of Executive to the Company pursuant to this Agreement or otherwise:

(a) Base Salary. The Company shall pay Executive a base salary at the rate of five hundred thousand dollars ($500,000) per annum (i.e., $41,666.67 per month), payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board. Such base salary, as from time to time is increased, is hereafter referred to as the “Base Salary.”

(b) Incentive and Bonus Compensation. Executive shall be considered annually by the Board for a performance-based bonus (the “Annual Bonus”) with a minimum target (the “Target Bonus”) of Fifty Percent (50%) of Base Salary (i.e., $250,000 based on the initial Base Salary) at the discretion of the Board and upon satisfactory performance of his duties. The Target Bonus is payable in March of the following year subject to continued employment on the payment date, in accordance with the payroll and bonus practices of the Company. The Target Bonus for 2022 shall be pro-rated based on the number of days Executive is employed by the Company during the year.

(c) Equity Compensation. As an inducement to join the Company, Executive shall be awarded a grant of 1,000,000 shares of restricted stock of the Company under the terms of a separate equity award agreement which shall be designed to comply with the NASDAQ inducement exemption and such award shall be subject to the terms and conditions as set forth in the award agreement (including, without limitation, annual vesting over a three-year period).

(d) Vacations. Executive shall be entitled to four (4) weeks of vacation a year (pro-rated for partial years of employment), to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company and with the approval of the Company’s Board.

(e) Other Benefits. Executive shall be either provided with an employer-sponsored health insurance plan that meets the requirements of the Affordable Care Act (premium payment to be covered by the Company consistent with the Company’s cost sharing for employer sponsored health insurance). Executive shall be entitled to participate in employee benefit plans from time to time in effect for US-based employees of the Company generally. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(f) Business Expenses. The Company shall pay or reimburse Executive for all reasonable customary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

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5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of Executive’s death during the term hereof, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any Annual Bonus earned for the year preceding that in which termination occurs but unpaid on the date of termination and (iv) any business expenses incurred by Executive but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Executive.

(b) Disability.

(i)The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to Executive, other than for payment of Final Compensation.

(ii)The Board may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans until the termination of his employment.

(iii)Should the Company implement a disability income plan for all employees, while receiving disability income payments under the Company’s disability income plan Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment. In the event the disability income payments under the Company’s disability income plan during the term hereof are less than Executive’s Base Salary, the Company shall pay to Executive, in accordance with Company’s standard payroll practices, an amount equal to Executive’s Base Salary less the disability income payments.

(iv)If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

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(c) By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(i)  Executive’s failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company. Unauthorized absence of employee for a period of five consecutive business days shall be considered failure to perform as defined above;

(ii)  Material breach of Section 7 or 8 hereof or breach of any fiduciary duty owed to the Company;

(iii) Fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company;

(iv) Indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude that is material to the Company;

(v)  Executive’s material breach of this Agreement or of any Company policy; or

(vi) Disciplinary proceedings or other events that impair Executive’s ability to function as Chief Executive Officer of the Company.

Upon termination of Executive’s employment hereunder for Cause, the Company shall have no further obligation to Executive, other than for Final Compensation.

(d) By the Company Other than Cause or Upon a Change of Control. The Company may terminate Executive’s employment hereunder other than for Cause (or death or disability) at any time upon ninety (90) days’ notice to Executive (or payment in lieu of such notice) or otherwise upon a Change of Control. Upon such termination, the Company shall provide Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination from the date of termination through the one-year anniversary thereof. The Company shall also pay Executive all accrued compensation and prorated Target Bonus through the date of termination. Any obligation of the Company to Executive hereunder is conditioned, however, on Executive signing a timely and effective release of claims in a form provided by the Company (“Release”) and such Release must become effective and irrevocable no later than 55 days following such termination. (the “Release Condition”) The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the date the Release becomes effective and irrevocable, but shall be retroactive to the next business day following the date of termination.

(e) By Executive other than for Good Reason. Executive may terminate his employment hereunder at any time upon ninety (90) days’ notice to the Company; provided, however, that the Company may elect to waive all or any portion of such notice, in which event the Company will pay Executive the Base Salary for any portion of the first ninety (90) days of such notice waived. The Company shall have no further obligation to Executive, other than for any Final Compensation due to him.

(f) By Executive for Good Reason. Executive may terminate his employment hereunder for Good

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Reason which for the purposes of this Agreement shall mean the occurrence of any of the following without Executive’s consent: (i) material diminution of Executive’s compensation or benefits; (ii) material diminution of Executive’s title, duties, authority or responsibilities; (iii) the Company’s material breach of any term of this Agreement; (iv) the failure of the Board to nominate Executive to fill one of the vacant seats on the Board in accordance with Clause 3(d) above; or (v) the required relocation of Executive’s place of employment to a location that is more than 25 miles from his home. In order for Executive to terminate his employment for Good Reason, Executive must give the Company within sixty (60) days after the initial occurrence of the events which may constitute Good Reason, at least thirty (30) days’ notice of such purported Good Reason and an opportunity to cure the Good Reason within such period. Should such termination occur, the Company shall provide Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination from the date of termination through the one-year anniversary thereof with such severance payable in continuing installments over such one year period in accordance with the Company’s customary payroll practices. The Company shall also pay Executive all accrued compensation and prorated Target Bonus through the date of termination. Any obligation of the Company to Executive hereunder is conditioned however, on Executive timely satisfying the Release Condition. The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the date the Release becomes effective and irrevocable, but shall be retroactive to the next business day following the date of termination.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any amounts that may be due Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Executive.

(b) Except for any right to continue participation in any employer-sponsored health plan, at Executive’s cost under COBRA or other applicable law, Executive’s participation in other Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7, 8 and 9 hereof. The obligations of the Company under Sections 5(d), 5(e) and 5(f) hereof are expressly conditioned upon Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. Executive recognizes that, except as expressly provided in Section 5(d), 5(e) or 5(f), no compensation is earned after termination of employment.

(d) If Executive’s employment is terminated for any reason or no reason, then Executive shall be deemed to, and shall, resign (i) from any board or other governing body to which he has been appointed or nominated by or on behalf of Company or its affiliates and (ii) from any position with Company or any of its affiliates including, but not limited to, as an officer of any such affiliate and Executive will execute any documents reasonably required to effectuate the foregoing and failure to do so shall result in a termination for Cause.

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7. Confidential Information.

(a) Executive acknowledges that the Company continually develops Confidential Information; that Executive may develop Confidential Information for the Company; and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by Executive incident to his employment or other association with the Company. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. Executive agrees to maintain accurate and complete contemporaneous records of and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interested of the Company:

(a) While Executive is employed by the Company and for the twelve (12) months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, joint venturer or otherwise, compete with the Company within any area of the world where Company is doing business (the “Restricted Area”). Specifically, Executive agrees not to engage in any manner in any activity that is directly competitive with the business of the Company as conducted at the time of Executive’s departure from the Company. For the purposes of this Section 9, the business of the Company shall include, without limitation:

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(i)	development and distribution of Aviptadil and/or other peptide drugs to treat Acute Respiratory Distress Syndrome (ARDS), particularly ARDS arising from or in conjunction with an infectious disease including but not limited to COVID-19;

(ii)	development and distribution of NMDA, Glutamine/Glutamate, and GABA-targeted drugs to treat psychiatric conditions, and/or an indication or a claim involving the treatment of depression, PTSD, or reduction of suicidal ideation;

(iii)	development of any drug involving suicidal ideation or in which suicidal ideation is a substantial part of the clinical program; and

(iv)	any other drug which is developed or distributed by the Company during the term hereof.

(b) Executive agrees that during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company.

(c) Executive further agrees that during the Non-Competition Period, Executive will not hire or attempt to hire any employee or contractor of the Company, assist in such hiring by any person, or encourage any such employee to terminate his or his relationship with the Company; provided, however, that the foregoing will not apply to any employee that has terminated his or her employment relationship with the Company at least six (6) months prior to the date on which Executive’s employment relationship with the Company is terminated.

(d) Executive further agrees that during the Non-Competition Period, Executive will not solicit any customer or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts immediately prior to Executive’s departure with the Company

(e) Nothing in this Agreement shall prohibit or restrict the Company, its affiliates or Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Company, its affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(f) Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order.

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Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(g) Executive agrees that, during Executive’s employment with the Company and at all times thereafter, Executive shall not issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the customers, employees, directors, managers, officers, products, partners, shareholders or services of the Company; provided, that, nothing herein shall prohibit Executive from providing truthful testimony if such testimony is required by law).

10. Section 409A of the Code. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive are intended to be exempt from Section 409A and any payments or benefits that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement. Notwithstanding the above, if Executive qualifies as a “specified employee,” as defined in Section 409A, incurs a separation from service for any reason other than death and becomes entitled to a distribution under this Agreement that constitutes nonqualified deferred compensation, then to the extent required by Section 409A, no distribution otherwise payable to such specified employee during the first six (6) months after the date of such separation from service, shall be paid to such specified employee until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the specified employee). For purposes of Section 409A , Executive ’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.

11. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. Executive represents and warrants to the Company that as of the date hereof and as of the Effective Date (i) neither the execution and delivery of this Agreement by Executive nor (ii) the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which

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Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, or agreement to which Executive is a party or by which Executive is bound, (iii) Executive is not now subject to any covenants against competition or similar covenants, any court order or other legal obligation, or other agreement that would affect the performance of his obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) there are no facts or circumstances or actions by Executive which would result in material economic or reputational damage to the Company, and (v) Executive is lawfully permitted to work in the United States on and after the Effective Date. Executive’s employment is contingent upon the completion of a background investigation and reference check satisfactory to the Company in its discretion. Executive covenants that he will not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent. Any breach of this Section 12 shall constitute Cause.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Change of Control” means (i) any change in the Company’s ownership occurring when any person or company, directly or indirectly, becomes the beneficial owner of voting equity shares of the entity (to the extent of more than 50 percent of the voting shares or the rights to acquire such shares; (ii) any direct or indirect sale or transfer of substantially all of the assets of the Company; (iii) a plan of Company liquidation or an agreement for the sale on liquidation is legally approved and completed; or (iv) the board or empowered managing committee determines and declares that a change of control has occurred, irrespective of any occurrences described above.

(b) “Confidential Information” means any and all information of the Company that is not generally known by Persons with whom the Company competes or does business, or with whom the Company plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against the Company. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Company’s products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) the people and organizations with whom the Company has a business relationship and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding anything to the contrary, Confidential Information will not include (i) any information that has been published in a form generally available to the public or within the trade or industry prior to the date Executive proposes to disclose or use such information, (ii) any information that Executive is legally required to disclose, or (iii) any information that is or becomes available to Executive on a non-confidential basis from a source other than Executive or an employee or a contractor of the Company; provided that such source is not known by Executive to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation to the Company.

(c) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive, solely or jointly with others, during his employment by the Company.

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(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

13. Cooperation. Subject to the terms of this Agreement, in the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other Person in connection with the Company or any of its affiliates during the term hereof or thereafter, Executive agrees to cooperate in good faith with the Company or any such affiliate to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any books and records in Executive’s control, in each case, at the request of the Company or any of its affiliates or any of their respective representatives.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

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21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

24. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained in any state or federal court in or of the State of Delaware; provided, however, that the Company also may bring any such action, suit or proceeding against Executive in any other jurisdiction in which Executive is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to such jurisdiction for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts; that he or it is immune from extraterritorial injunctive relief or other injunctive relief; that his or its property is exempt or immune from attachment or execution; that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts; that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware or such other jurisdiction in which the Company may bring an action hereunder; agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18 is reasonably calculated to give actual notice; and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18 does not constitute good and sufficient service of process. The provisions of this Section 24 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

NRx Pharmaceuticals, Inc. Executive

By: _________________________ By: _________________________

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